April 2, 2015

Ian Whiting

Dear Ian,

Ruckus Wireless (the “Company”) is pleased to offer you employment on the following terms:

1.
Position: You will start in a full-time position as a Chief Commercial Officer reporting to Selina Lo. Your start date will be April 27, 2015. By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit or restrict you from performing your duties for the Company and that you have the right to work for the Company in the United States.

2.
Compensation: You will be paid an annual salary of USD $420,000, payable in accordance with the Company’s standard payroll schedule on a semi-monthly basis. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.
Employee Benefits: As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary enclosed with this letter.

4.
Personal Time Off (PTO): Under the Company's Personal Time Off (PTO) program, employees at the Vice President level and above do not accrue paid personal (or vacation) time off. Our executives may take paid time off for vacation, sick leave or other personal purposes at any time during the year subject to their manager’s approval and ensuring that all department and company needs are met.

5.
Equity Awards. In accordance with the Company’s Equity Incentive Plan, you will be granted an option to purchase 80,000 shares of the Company’s Common Stock and awarded 280,000 Restricted Stock Units. These grants will be made in accordance with the Company’s policies as adopted by the Board of Directors and will be subject to the terms and conditions of the Company’s Equity Incentive Plan. These grants are conditioned on your acceptance and execution of the agreements governing these awards, which will be presented to you promptly following grant. Equity awards for new hires are generally granted on or about the first week of the calendar month following their start date. You will be notified of the date of your grant.

The exercise price per share of your stock option will be equal to the closing price of the Company’s Common Stock on the NYSE on the date the option is granted. Under the Company’s Equity Incentive Plan, your stock option grant will vest 25% of the option shares after 12 months of continuous service following your start date, and the balance will vest in equal monthly installments over the next 36 months of continuous service. Restricted Stock Units will vest at the rate of 25% a year on each anniversary of the vesting commencement date while you remain continuously employed by the Company. The vesting commencement date will be the third day of the calendar month following your start date.

Additionally, you are eligible for a one-time sales equity incentive opportunity based on achievement of the Company’s 2015 sales revenue target. Upon achievement of the following performance conditions, you will be granted the equity awards set forth below:

Achievement of 2015 Quota of 110% or more:    Equity Award: 30,000
Achievement of 2015 Quota of 125% or more:    Equity Award: 30,000

The full terms and conditions regarding this sales equity opportunity will be presented to you promptly following your start date. The grant date of these sales equity incentive awards will be the date the Compensation Committee grants the award, which is expected to be the first meeting at which the Committee determines that the applicable performance conditions was achieved, which determination the Company anticipates will be made in March, 2016. These grants will be made in accordance with the Company’s policies as adopted by the Board of Directors and will be subject to the terms and conditions of the Company’s Equity Incentive Plan. These grants are conditioned on your acceptance and execution of the agreements governing these awards, which will be presented to you promptly following grant. Subject to your continued employment through each applicable vesting date, 50% of the equity award will become vested on the third day of the first calendar month occurring after the grant date of the award and 50% of the equity award will become vested on the first anniversary of the grant date of the award.

6.
Sales Incentive Plan: You will be eligible to participate in the 2015 Sales Incentive Plan, with an annual commission target for 2015 of 100% of your eligible earnings, prorated based upon the first date of your employment with Ruckus. The pro-rata target commission will be paid if you meet established performance objectives approved by the Board of Directors. However, for the Company’s second and third fiscal quarters of 2015, you will receive a non-recoverable draw equal to your target commission for those quarters.

7.	Severance Opportunity: You are eligible to participate in the Company’s Severance Benefit Plan, the details of which are attached as Exhibit B.

8.
Proprietary Information and Inventions Agreement: Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

9.
Employment Relationship: Your employment relationship will be governed by the general policies, practices and procedures of the Company and you agree to abide by them as they may from time to time be adopted or modified by the Company. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

10.
Outside Activities: While you are employed with the Company, you agree that you will not engage in any other employment, consulting or business activity, other than ones in which you are a passive investor, without the written consent of the Company. The foregoing does not prohibit you from engaging in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties to the Company. Furthermore, during your employment with the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company’s interests, except for passive investments in publicly traded companies that do not constitute more than one percent (1%) of the voting stock of such company. While you are employed with the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

11.	Withholding Taxes: All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

12.
Entire Agreement: This letter supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer is valid for two (2) days from the date of this offer. We look forward to having you join us. If you have any questions, please email me at kathleen.swift@ruckuswireless.com. Welcome!

Regards,

/s/ Kathleen Swift

By: Kathleen Swift
Title: Vice President, Human Resources

I have read and accept this employment offer:

/s/ Ian Whiting	Date:	April 4, 2015
Signature

Attachment
Exhibit A: Proprietary Information and Inventions Agreement
Exhibit B: Ruckus Severance Benefit Plan